Exhibit 4.5

INVESTMENT NUMBER

Policy Agreement

Among

GLOBAL ONLINE EDUCATION INC.

and

INTERNATIONAL FINANCE CORPORATION

and

IFC GLOBAL EMERGING MARKETS FUND OF FUNDS, LP

Dated May 9, 2019

This draft document is not a contract or an offer to enter into a contract. Only the document as executed by IFC and the other parties hereto will contain the terms that bind them. Until the document is executed by IFC and the other parties hereto, neither IFC nor the other parties hereto intend to be bound.

POLICY AGREEMENT

POLICY AGREEMENT (this “Agreement”), dated May 9, 2019, among:

(1)    GLOBAL ONLINE EDUCATION INC., an exempt company organized and existing under the laws of the Cayman Islands (the “Company”);

(2)    INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries (“IFC”); and

(3)    IFC GLOBAL EMERGING MARKETS FUND OF FUNDS, LP, a Scottish limited partnership (together with IFC, the “IFC Investors”).

RECITALS

(A)     Pursuant to a Share Purchase Agreement, dated May 9, 2019 (the “Share Purchase Agreement”) among the IFC Investors, the Company and certain other parties named therein, the IFC Investors have agreed to subscribe for an aggregate of 30,422,605 fully paid Series E Preferred Shares in the Company on the terms and conditions of the Share Purchase Agreement;

(B)     The IFC Investors have adopted certain operational policy requirements for its transactions and the IFC Investors require adherence by the Company to these specific requirements and provisions as provided for in this Agreement as a condition of the IFC Shares purchase; and

(C)     Accordingly, as a condition of the IFC Investors’ obligations of purchase under the Share Purchase Agreement, the Company and the IFC Investors have agreed to enter into this Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01.    Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at Law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority;

“Action Plan” means the plan developed by the Company, a copy of which is attached as Schedule 3 (Action Plan), setting out the specific social and environmental measures to be undertaken by the Company, to enable the Company’s Operations to be constructed, equipped and operated in compliance with the Performance Standards;

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“Applicable S&E Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including without limitation, all Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof, in each case as in effect from time to time;

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal or government-owned body, department, commission, authority, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) or any court, tribunal, judicial or arbitral body;

“Authorization” means any consent, registration, filing, notification, reporting, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any individual who is duly authorized by the Company to act on its behalf and whose name and a specimen of whose signature appear on the Certificate of Incumbency and Authority most recently delivered by the Company to the IFC Investors;

“Business Day” means a day when banks are open for business in New York, New York, the British Virgin Islands, Hong Kong, PRC or the Cayman Islands;

“CAO” means the Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role” means the role of the CAO which is:

(a)     to respond to complaints by Persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

(b)     to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Charter” means, with respect to the Company or any Subsidiary, the memorandum and articles of association or equivalent constitutional documents of the Company or such Subsidiary, as applicable;

“Coercive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Company” has the meaning set forth in the preamble;

“Company Operations” means the existing and future operations, activities and facilities of the Company and its Subsidiaries (including the design, construction, operations, maintenance, management and monitoring thereof as applicable);

“Control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise; provided that, in any event, the direct or indirect ownership of a majority of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Corrupt Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Dispute” has the meaning set forth in Section 5.05(a) (Arbitration);

“Dollars” or “$” means the lawful currency of the United States of America;

“Environmental and Social Review Summary” means an Environmental and Social Review Summary provided by IFC to the Company dated November 28, 2018;

“Equity Securities” of a company means such company’s common shares, preferred shares, bonds, loans, warrants, rights, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase shares or other securities of such company or any instrument or certificate representing a beneficial ownership interest in the shares or other securities of such company, including global depositary receipts and American depository receipts and any other security issued by the company, even if not convertible into shares, that derives its value and/or return based on the financial performance of the company or its shares;

“Exclusion List” means the list of prohibited activities set forth in Annex B;

“Fraudulent Practice” has the meaning set forth in Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Governmental Authority” means (i) any nation or government or any federation, province or state or any other political subdivision thereof; (ii) any public international organization; (iii) any national, provincial, municipal, local or foreign government or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (iv) any authority, agency, division, bureau, department, board, commission, sector or instrumentality of any government, entity or organization in the PRC, the British Virgin Islands, the Cayman Islands, Hong Kong or any other country, or any political subdivision described in clauses (i) to (iii) of this definition; (v) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in clauses (i) to (iv) of this definition; or (vi) any court, tribunal or arbitrator, or any self-regulatory organization;

“IFC Charter” means, with respect to the IFC Investors, the articles of association or equivalent constitutional documents of the applicable IFC Investor;

“IFC Shares” means all Equity Securities of the Company held by the IFC Investors from time to time;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Law” or “Laws” shall mean any and all provisions of any applicable national, state, local or any foreign constitution, treaty, statute, law, regulation, resolution, promulgation, official policy, ordinance, code, rule, or rule of common law, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, or any Governmental Order or any similar provision having the force or effect of law;

“Losses” has the meaning set forth in Section 5.10 (Costs, Expenses and Claims);

“Listing” means the admission of Shares of the Company to listing on any securities exchange and/or to trading on any public trading market;

“MAA” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company;

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects, is or is reasonably likely to be materially adverse on:

(a)     the assets or properties or liabilities (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole;

(b)     the business prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;

(c)     the carrying on of business or operations of, or the employee, customer or supplier relationships of, the Company and its Subsidiaries, taken as a whole; or

(d)     the ability of the Company to comply, and ensure that each of its Subsidiaries complies, with its obligations under this Agreement, any other Transaction Document to which it is a party or the Company’s and in the case of each of its Subsidiaries, such Subsidiary’s Charter;

“Performance Standards” means IFC’s Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Company pursuant to the letter dated November 28, 2018;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan;

“Related Party” means any Person: (a) that holds a material interest in the Company or any Subsidiary; (b) in which the Company or any Subsidiary holds a material interest; (c) that is otherwise an Affiliate of the Company; (d) who serves (or has within the past twelve (12) months served) as a director, officer or employee of the Company; or (e) who is a member of the family of any individual included in any of the foregoing. For the purpose of this definition, “material interest” shall mean a direct or indirect ownership of shares representing at least five percent (5%) of the outstanding voting power or equity of the relevant Person;

“S&E Requirements” means the social and environmental obligations to be undertaken by the Company to ensure compliance with Applicable S&E Laws and the Performance Standards;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex A (Anti-Corruption Guidelines for IFC Transactions);

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement, dated May 9, 2019, among, inter alia, the Company and the Shareholder Parties as defined therein;

“Share Purchase Agreement” has the meaning set forth in the Recitals;

“Shares” means the issued and outstanding shares of a company;

“Shell Bank” means a bank incorporated in a jurisdiction in which it has no physical presence and which is not an Affiliate of a regulated bank or a regulated financial group;

“Subsidiary” means, with respect to any Person, an Affiliate (a) over fifty percent (50%) of whose capital is owned, directly or indirectly by such Person, or (b) in respect of which such Person has, directly or indirectly, the power to direct the management or policies thereof, whether through the ownership of shares or other securities, by contract or otherwise. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the WFOE, Kun Ge, the Domestic Company, and the PRC Subsidiaries (each as defined in the Shareholders Agreement);

“S&E Performance Report” means, the S&E Performance Report, in form and substance satisfactory to the IFC Investors, substantially in the form of Schedule 3 Annual Environmental and Social Monitoring Report (AMR), setting out the specific social, environmental and developmental impact information to be provided by the Company in respect of the Company Operations; and

“Transaction Documents” means:

(a)    this Agreement;

(b)    the Share Purchase Agreement; and

(c)    the Shareholders Agreement.

Section 1.02.    Interpretation. The provisions of Section 1.02 (Warrantor Obligations) and Section 1.03 (Exhibits and Schedules) of the Share Purchase Agreement shall apply mutatis mutandis with respect to this Agreement.

ARTICLE II

Covenants

Section 2.01.    IFC Policy Reporting Covenants and Information Rights. (a) The Company shall promptly notify the IFC Investors upon becoming aware of any: (i) litigation or investigations or proceedings which have or may reasonably be expected to have a Material Adverse Effect; or (ii) any criminal investigations or proceedings against the Company or any Related Party, and any such notification shall specify the nature of the action or proceeding and any steps that the Company proposes to take in response to the same.

(b)     The Company will, and will cause its Subsidiaries to, deliver to the IFC Investors the following:

(i)

annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with IFRS or other accounting principle as duly approved in accordance with this Agreement and the Charters, by a “Big 4” accounting firm or another accounting firm approved by the IFC Investors;

(ii)	quarterly unaudited consolidated financial statements within thirty (30) days after the end of each quarter;

(iii)	copies of all documents and/or materials sent to any of the other shareholders of the Company; and

(iv)

promptly upon request from the IFC Investors, current versions of (x) the Shareholders Agreement and other related investment documents and all documents relating to any subsequent financings by the Company and its Subsidiaries, the management of the Company and its Subsidiaries or otherwise affecting the IFC Shares, bearing the signatures of all parties and (y) any Charter documents of the Company and its Subsidiaries bearing the file stamp of the appropriate Authority, as applicable, in each case with all amendments and restatements; the copies of the documents to be provided under this Section 2.01(b) may be delivered in either hardcopy or in Portable Document Format;

All financial statements to be provided to the Investors pursuant to this Section 2.01(b) shall include an income statement, a balance sheet and a cash flow statement for the relevant period, and be prepared in the English language in accordance with IFRS or other accounting principle as duly approved in accordance with this Agreement and the Charters and shall consolidate the results of operations of the Group Companies;

(c)     Upon the IFC Investors’ request, and with reasonable prior notice to the Company, the Company shall permit representatives of the IFC Investors and the CAO, during normal office hours, to:

(i)	visit any of the sites and premises where the business of the Company or its Subsidiaries is conducted;

(ii)	inspect any of the offices, branches and other facilities of the Company or its Subsidiaries;

(iii)	have access to the books of account and all records of the Company and its Subsidiaries; and

(iv)	have access to those employees and agents of the Company and its Subsidiaries who have or may have knowledge of matters with respect to which the IFC Investors or the CAO seeks information;

provided that: (A) no such reasonable prior notice shall be necessary if special circumstances so require; and (B) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s Role.

(d)     The Company shall and shall ensure that each of its Subsidiaries shall:

(i)

Within ninety (90) days after the end of each Financial Year, deliver to the IFC Investors the corresponding S&E Performance Report in the form attached as Schedule 3 hereto confirming compliance with the Action Plan, the social and environmental covenants set forth in this Agreement and Applicable S&E Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it, and including such information as the IFC Investors shall reasonably require in order to measure the ongoing development results of IFC’s investment in the IFC Shares (which information the IFC Investors may hold and use in accordance with IFC’s Access to Information Policy, dated January 1, 2012, which is available at

http://ifcnet.ifc.org/intranet/ifcpolproc.nsf/AttachmentsByTitle/700101IFCPolicyDisc losureInformation_Effective+Jan+1+2012/$FILE/700101IFCPolicyDisclosureInform ation.pdf); and

(ii)

within three (3) days after its occurrence, notify the IFC Investors of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, any material adverse social and/or environmental impact or any material adverse impact on the implementation or operation of the Company Operations in compliance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and the impact or effect arising or likely to arise therefrom, and the measures the Company or the relevant Subsidiary, as applicable, is taking or plans to take to address them and to prevent any future similar event; and keep the IFC Investors informed of the on-going implementation of those measures.

(e)     Following a Listing, the IFC Investors may, by notice to the Company, elect not to receive any of the information described in this Section 2.02. In this case, the Company shall provide the IFC Investors with copies of all information publicly disclosed and/or filed, in compliance with the rules and regulations of any securities exchange or automated quotation system on which any of the Company’s securities are listed and any Applicable Law.

Section 2.02. IFC Policy Covenants .

(a)    Sanctionable Practices.

(i)

The Company hereby agrees that it shall not engage in (nor authorize or permit any Affiliate or any other Person acting on its behalf to engage in) any Sanctionable Practice with respect to the Company or any transaction contemplated by this Agreement;

(ii)	The Company further covenants that should it become aware of any violation of Section 2.02(a)(i), it shall promptly notify the IFC Investors; and

(iii)

If either of the IFC Investors notifies the Company of its concern that there has been a violation of Section 2.02(a)(i), the Company shall cooperate in good faith with such IFC Investor and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from such IFC Investor, and shall furnish documentary support for such response upon such IFC Investor’s request.

(b)    Environmental Covenants. The Company shall and shall ensure that each of its Subsidiaries:

(i)	Implement the Action Plan and undertake the Company Operations in compliance with the Performance Standards and Applicable S&E Law; and

(ii)

Periodically review the form of the S&E Performance Report and advise the IFC Investors as to whether revision of the form is necessary or appropriate in light of changes to the Company Operations and revise the form of the S&E Performance Report, if applicable, with the prior written consent of the IFC Investors.

(c)    Negative Covenants. The Company shall not and shall ensure that each of its Subsidiaries shall not:

(i)	Engage in any of the activities on the Exclusion List, or

(ii)	Amend the Action Plan in any material respect without the prior written consent of the IFC Investors;

(d)     UN Security Council Resolutions. The Company shall not and shall ensure that each of its Subsidiaries shall not enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter.

(e)     Shell Banks. The Company shall not and shall ensure that each of its Subsidiaries shall not conduct business or enter into any transaction with, or transmit any funds through, a Shell Bank.

(f)    Insurance. The Company and its Subsidiaries shall: (i) insure and keep insured with reputable insurers its assets and business against insurable losses, including the insurances specified in Annex F, on terms and conditions acceptable to the IFC Investors; (ii) promptly notify the relevant insurer of any claim under any policy written by that insurer and diligently pursue that claim; (iii) comply with all warranties and conditions under each insurance policy; (iv) not do or omit to do, or permit to be done or not done, anything which might prejudice the Company’s and/or any of its Subsidiaries’ right to claim or recover under any insurance policy; and (v) within 30 days of any renewal or replacement of an insurance policy required in Annex F (other than those in item (e) of such Annex), provide to the IFC Investors a copy of that policy.

(g)     Applicable Law. The Company shall undertake its business, activities and investments, and cause each of its Subsidiaries to undertake their business, activities and investments, in compliance with Applicable Law.

(h)     Human Resources. The Company shall, and shall ensure that its Subsidiaries shall, implement and maintain human resources policies accepted by the IFC Investors under the Share Purchase Agreement.

Section 2.03. Further Assurances . The Company shall exercise all such rights and powers as are available to it to take, or cause to be taken, such actions, and do, perform, execute and deliver, or cause to be done, performed, executed and delivered, all acts, deeds and documents necessary, proper or advisable to ensure compliance with and to fully and effectually implement the provisions of this Agreement and the other Transaction Documents, as promptly as reasonably possible.

ARTICLE III

Term of Agreement

Section 3.01.    Term of Agreement. Except as otherwise expressly set forth herein, this Agreement shall become effective as of the date on which the IFC Investors first purchase the IFC Shares and shall continue in force with respect to the IFC Investors until such time as the IFC Investors no longer hold any IFC Shares; provided, however, that

(a)     the provisions of Article I (Definitions and Interpretation), Section 5.01 (Notices), Section 5.03 (English Language), Section 5.04 (Governing Law), Section 5.05 (Arbitration), Section 5.06 (Announcements/Confidentiality) and Section 5.10 (Costs, Expenses and Third Party Claims) shall survive such termination; and

(c)     the termination of this Agreement or cessation of effectiveness with respect to a Party shall be without prejudice to any Person’s accrued rights and obligations at the date of its termination and any legal or equitable remedies of any kind which may accrue in connection therewith.

ARTICLE IV

Representations and Warranties

Section 4.01.     Representations and Warranties of the Company. The Company hereby represents and warrants that each of the following statements is true, accurate and not misleading as of the date of this Agreement:

(a)     Organization and Authority. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its place of incorporation and has all the necessary corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is party and to consummate the transactions contemplated thereby.

(b)     Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized and executed by the Company and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

(c)     No Conflict. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party will not (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien over any of its assets pursuant to, any note, bond, indenture, mortgage, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which it is bound or affected; (ii) violate, conflict with or result in a breach of any of the terms or provisions of its Charter; or (iii) violate or conflict with any Authorization, judgment, decree or order or any Applicable Law; and

(d)     Status of Authorizations. All Authorizations required for the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the performance of its obligations hereunder have been obtained and are in full force and effect.

(e)     Compliance with Law. The Company and each of its Subsidiaries is in compliance with all Applicable Laws and Governmental Orders, including without limitation, all Applicable S&E Laws in all material respects.

(f)    Environmental Matters.

(i)	There are no material social or environmental risks or issues in respect of the Company’s operations;

(ii)

The Company is in compliance with, and has been in compliance with, all Applicable S&E Law and all S&E Requirements in all material aspects. All past noncompliance with Applicable S&E Law or S&E Requirements has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Applicable S&E Law or S&E Requirement; and

(iii)

The Company has not received nor is aware of (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority; or (B) any written communication from any Person, in either case, concerning the failure of the Company Operations to comply with any matter covered by the Performance Standards or any Applicable S&E Law.

(g)     Sanctionable Practices. Neither the Company, nor the Key Parties (as defined in the Shareholders Agreement), nor any of their Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Company or any transaction contemplated by this Agreement, any Sanctionable Practice.

(h)     Insurance. There is no Action pending under any insurance policy or bond maintained by the Company as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect. The Company has in full force and effect insurance policies in amounts and coverage customary for companies similarly situated.

(i)     UN Security Council Resolutions. Neither the Company nor the Key Parties nor any of their Subsidiaries nor any Person acting on its or their behalf, has entered into any transaction or engaged in any activity prohibited by any resolution issued by the United Nations Security Council under Chapter VII of the UN Charter.

(j)     Criminal Offenses. Neither the Company nor its Subsidiaries nor any Person acting on its or their behalf whose acts could incur the Company’s or any Subsidiary’s vicarious liability has carried out any actions or made any omissions which could result in the Company or any Subsidiary incurring criminal sanctions.

Section 4.02.     Representations and Warranties of IFC. Each of the IFC Investors hereby represents and warrants to the Company as follows:

(a)     Organization and Authority. Such IFC Investor is a legal entity duly established or formed, as applicable, and validly existing and has the power and authority to enter into, deliver and perform its obligations under this Agreement.

(b)     Validity. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized and executed by it and constitutes its valid and legally binding obligation and enforceable in accordance with its terms.

(c)     No Conflict. The execution, delivery and performance of this Agreement will not contravene any law, regulation, order, decree or Authorization applicable to it or any provision of its IFC Charter; and

(d)     Status of Authorizations. It has taken all appropriate and necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

Section 4.03.    IFC Reliance. The Company acknowledges that it has made the representations and warranties in Section 4.01 (Representations and Warranties of the Company), with the intention of inducing the IFC Investors to enter into this Agreement and each of the other Transaction Documents to which it is a party and to make the IFC Shares purchase and that the IFC Investors have entered into this Agreement and each of the other Transaction Documents to which it is a party and made the IFC Shares purchase on the basis of and in full reliance on such representations and warranties. Each of the representations and warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another representation and/or warranty.

ARTICLE V

Miscellaneous

Section 5.01.    Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication shall be delivered by hand, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other party hereto, and subject to clause (b) shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 5.01(b) below.

For the Company:

Chen Zhongyi (陈重伊)

Global Online Education Inc.

Block D, Financial Street Hailun Central Office Building, No. 440, Hailun Road,

Hongkou District, Shanghai, PRC

Tel:

Email:

For the IFC Investors:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:

Facsimile:

(b)     Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 5.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 5.01(a); (ii) sent by established courier services within a country, three (3) Business Days after posting it or confirmation of its receipt, whichever is earlier; (iii) sent by established courier service between two countries, six (6) Business Days after posting it or confirmation of its receipt, whichever is earlier; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

Section 5.02.    Saving of Rights. (a) The rights and remedies of the IFC Investors in relation to any misrepresentation or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of the IFC Investors into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of the IFC Investors which might prejudice such rights or remedies.

(b)     No course of dealing and no failure or delay by either of the IFC Investors in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 5.03.    English Language. All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. The IFC Investors may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Company. In either case, the IFC Investors may deem any such translation to be the governing version.

Section 5.04.    Governing Law.

(a)     This Agreement shall be governed in all respects by the Laws of the Hong Kong without regard to the conflicts of law principles thereunder.

(b)     The Company and the parties hereby acknowledge that the IFC Investors shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought against either IFC Investor in any court of the United States of America. The Company and the parties hereby waive any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against either IFC Investor in any forum in which such IFC Investor is not entitled to immunity from a trial by jury.

(c)     The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, termination or modification by the IFC Investors of any privilege, immunity or exemption of the IFC Investors granted in the IFC Charters, international conventions or applicable law.

(d)     To the extent that the Company or the parties may, in any action, suit or proceeding brought in any court of the United States of America or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the IFC Investors in such action, suit or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company and the parties hereby irrevocably waive such benefit, in each case to the fullest extent now or in the future permitted under the laws of the United States of America or, as the case may be, the jurisdiction in which such court is located.

Section 5.05.    Arbitration.

(a)     The parties agree to negotiate in good faith to resolve any dispute, controversy or claim, or difference of any kind whatsoever (each, a “Dispute”) between them regarding this Agreement. If the negotiations do not resolve the Dispute to the reasonable satisfaction of the relevant parties, then each party to the Dispute that is a company shall nominate one (1) authorized officer as its representative. The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the Dispute. If the Disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either Party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider Dispute resolution alternatives other than formal arbitration. If an alternative method of Dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the Dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b)     In the event the parties are unable to settle a Dispute between them regarding this Agreement in accordance with subsection (a) above, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 5.05, including the provisions concerning the appointment of arbitrators, the provisions of this Section 5.05 shall prevail.

(i)     The Law of this arbitration clause shall be Hong Kong Law. The seat of arbitration shall be Hong Kong.

(ii)     The number of arbitrators shall be three (3). The claimants in the Dispute shall nominate one (1) arbitrator, the respondents in the Dispute shall nominate one (1) arbitrator, and the two (2) arbitrators shall jointly select the third arbitrator who shall act as the presiding arbitrator of the arbitration tribunal. The language of the arbitration proceedings and written decisions or correspondence shall be English.

Section 5.06.    Announcements / Confidentiality. The Company may not represent either IFC Investor’s views on any matter, or use either IFC Investor’s name in any written material provided to third parties, without such IFC Investor’s prior written consent.

Section 5.07.     Successors and Assigns. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement unless the IFC Investors give their prior written consent. To the full extent allowed by Applicable Law, the IFC Investors may assign their rights under this Agreement to one or more transferees in connection with the transfer of all or any portion of the IFC Shares in accordance with the terms of this Agreement.

Section 5.08.    Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

Section 5.09.    Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

Section 5.10.    Costs, Expenses and Claims. The Company shall (1) pay to the IFC Investors or as the IFC Investors may direct the costs and expenses incurred by the IFC Investors in relation to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement, including legal and other professional consultants’ fees on a full indemnity basis; (2) indemnify, defend and hold harmless the IFC Investors and their Affiliates from, against and in respect of any damages, losses, charges, liabilities, claims, payments, judgments, settlements, assessments, and costs and expenses (including attorneys’ fees, charges and disbursements) (collectively, the “Losses”) imposed on, sustained, incurred or suffered by, the IFC Investors or their Affiliates arising out of, in connection with, or related to any actual or prospective third party claim, litigation, investigation or proceeding relating to any breach by the Company of any of its obligations under the this Agreement; or the willful misconduct or fraudulent acts of the Company or its directors, officers or employees in connection with any transaction contemplated thereby; and (3) indemnify the IFC Investors and their Affiliates from, against and in respect of any Losses arising out of, in connection with, or related to any failure of the Company to consummate the redemption as set forth in the MAA triggered by Article 19(a)(2) of the MAA, including, without limitation, if such redemption right pursuant to the MAA becomes illegal, frustrated, unenforceable or invalid.

Section 5.11.    Entire Agreement. This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 5.12.    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 5.13.    Specific Performance. The parties acknowledge and agree that the IFC Investors would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated in all cases by monetary damages alone; accordingly, in addition to any other right or remedy to which the IFC Investors may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 5.14.    Waiver of Immunity. To the extent the Company may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first written above.

GLOBAL ONLINE EDUCATION INC.

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼)
Title:	Director

INTERNATIONAL FINANCE CORPORATION

By:
Name:
Title:

IFC GLOBAL EMERGING MARKETS FUND OF FUNDS, LP

BY: IFC GLOBAL EMERGING MARKETS FOF (GP), LLP, ITS GENERAL PARTNER

BY: IFC ASSET MANAGEMENT COMPANY, LLC, ITS MANAGING MEMBER

By:
Name:
Title:

Signature Page - Policy Agreement

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first written above.

GLOBAL ONLINE EDUCATION INC.

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼)
Title:	Director

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Authorized Signatory
Name:
Title:

IFC GLOBAL EMERGING MARKETS FUND OF FUNDS, LP

BY: IFC GLOBAL EMERGING MARKETS FOF (GP), LLP, ITS GENERAL PARTNER

BY: IFC ASSET MANAGEMENT COMPANY, LLC, ITS MANAGING MEMBER

By:
Name:
Title:

Signature Page – Policy Agreement

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first written above.

GLOBAL ONLINE EDUCATION INC.

By:	/s/ ZHANG Yi
Name:	ZHANG Yi (张翼）
Title:	Director

INTERNATlONAL FINANCE CORPORATlON

By:
Name:
Title:

IFC GLOBAL EMERGING MARKETS FUND OF FUNDS, LP

BY: IFC GLOBAL EMERGING MARKETS FOF (GP), LLP, ITS GENERAL PARTNER

BY: IFC ASSET MANAGEMENT COMPANY, LLC, ITS MANAGING MEMBER

By:	/s/ Reyaz Ahmad
Name:	Reyaz Ahmad
Title:	Head, Fund of Funds

Signature Page – Policy Agreement

ANNEX A

ANTI-CORRUPTION GUIDELINES FOR

IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practice”, “Fraudulent Practice”, “Coercive Practice”, “Collusive Practice” and “Obstructive Practice” in the context of IFC operations.

1.     CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.

Corrupt practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.

It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.

In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates Applicable Law.

D.

Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.

The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.     FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including a misrepresentation that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

INTERPRETATION

A.

An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.

Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.     COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.

Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.

Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.     COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.     OBSTRUCTIVE PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) an act intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

ANNEX B

EXCLUSION LIST

The IFC Exclusion List defines the types of projects that IFC does not finance.

IFC does not finance the following projects:

1.     Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES (the Convention on International Trade in Endangered Species of Wild Fauna and Flora).

2.     Production or trade in weapons and munitions.

3.     Production or trade in alcoholic beverages (excluding beer and wine)1

4.     Production or trade in tobacco¹.

5.     Gambling, casinos and equivalent enterprises1.

6.     Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

7.     Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

8.     Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

[1]

This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

ANNEX F

MINIMUM INSURANCE REQUIREMENTS

(See Section 2.02(f) of this Agreement)

a)	Cyber

b)	Commercial Crime including Electronic and Computer Crime

c)

Property All Risks (to include all natural perils and Strikes, Riots & Civil Commotion) based on reinstatement value. This insurance is required once the assets owned by the Company exceeds US$1,000,000

d)	Public Liability

e)	All insurances required by applicable laws and regulations

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[Letterhead of the Company]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Department of Financial Operations

IFC Investment No.

Certificate of Incumbency and Authority

Reference is made to the policy agreement, dated May 9, 2019, among the IFC Investors and the Company (the “Policy Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Policy Agreement.

I, the undersigned [Chairman/Director] of                      (the “Company”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the individuals [each]/[any two] of whom are, and will continue to be, authorized to take any action required or permitted to be taken, done, signed or executed under the Policy Agreement or any other agreement to which the IFC Investors and the Company may be parties.

*Name	Office	Specimen Signature

You may assume that any such individual continues to be so authorized until you receive written notice from an Authorized Representative of the Company that they, or any of them, is no longer so authorized.

Yours faithfully,

By
Name:
Title:	[Chairman/Director]

*	Designations may be changed by the Company at any time by issuing a new Certificate of Incumbency and Authority authorized by the board of directors of the Company where applicable.

SCHEDULE 2

FORM OF LETTER TO COMPANY’S AUDITORS

[Letterhead of the Company]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

IFC Investment No.

Letter to Auditors

Ladies and Gentlemen:

We hereby authorize and instruct you to give to International Finance Corporation and IFC Global Emerging Markets Fund of Funds, LP, each of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (the “IFC Investors”), all such information as the IFC Investors may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company. We have agreed to supply that information and those statements under the terms of a Policy Agreement, dated May 9, 2019 among the undersigned company and the IFC Investors (the “Policy Agreement”). For your information we enclose a copy of the Policy Agreement.

We authorize and instruct you to send two (2) copies of the audited accounts of the undersigned company to the IFC Investors each year to assist us in satisfying our obligation to the IFC Investors under Section 2.01(a) of the Policy Agreement. When submitting the same to the IFC Investors, please also send, at the same time, a copy of your full report on such accounts to the IFC Investors.

For our records, please ensure that you send to us a copy of every letter that you receive from the IFC Investors immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours faithfully,

[COMPANY]

By
Name:
Title:	Authorized Representative

Enclosure: Policy Agreement

cc:	Director

[Name of Department]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

SCHEDULE 3

ACTION PLAN

No.	Description of the Action Item	Anticipated Completion Date
1	Assign a responsible person dedicated to supporting emergency response at all offices during potential incidents. Responsibilities should be clearly defined and communicated e.g., ensuring all staff are evacuated from the premises.	On or before August 29, 2019

Deliverable:

Fire emergency responsible person (e.g. fire marshal) at each office with role and responsibility agreed with IFC. Evidence that the responsibilities are communicated.

2	Develop and implement a corporate non-discrimination and equal opportunity policy inclusive of that related to anti-harassment (including sexual harassment). Ensure human resource personnel are trained in implementation of the policy and communicate this to staff members (full time and part time), students and parents.	On or before August 29, 2019

Deliverable:

Corporate non-discrimination and equal opportunity policy developed in line with IFC requirements and the related HR staff training record.

SCHEDULE 4

ENVIRONMENTAL AND SOCIAL PERFORMANCE

ANNUAL MONITORING REPORT (AMR)

SHANGHAI ZHANGMEN EDUCATION TECHNOLOGY CO., LTD.

Zhangmen Education

China

Project ID# 42177

REPORTING PERIOD: (month/year) through (month/year)

AMR COMPLETION DATE: (day/month/year)

Environment, Social and Governance Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

AMR SECTION I

1)	INTRODUCTION

IFC’s Investment Agreement requires for the Zhangmen Education to prepare a comprehensive Annual Monitoring Report (AMR) on the environmental and social (E&S) performance of its facilities and operations. This document comprises IFC’s preferred format for E&S performance reporting. The following template may be supplemented with annexes as appropriate to ensure all relevant information on project performance is reported.

Contents:

•	Project Information

•	Client’s Representation Statement by Sponsor authorized representative

•	Summary of Key E&S Aspects during the Reporting Period

•	New Development/ Corporate Financing

•	Action Plan Status and Update

•	Deviations/non-compliances

•	Developmental Outcome (DOTs) Indicators

•	Corporate Governance Action Plans

•	Client’s Feedback

AMR SECTION II

Client’s Representation Statement by Sponsor authorized representative

I	(name) in my role of (position) and representing ClientCompany’s certify that

a)

The Project is in compliance with all applicable E & S Requirements as described in the investment agreement/contract/…/, and all actions required to be undertaken pursuant to the Environmental and Social Action Plan (ESAP) and any subsequent supplemental action plans. (when applies: with the exception made for those that have been disclosed in Section seven (VI) in this report ……….(Section VI is to include any such deviation/non-compliance that the client must inform IFC of)

b)	Beyond what is reported in this AMR for the current reporting period, in relation to the Project, to the best of my knowledge, after due inquiry, there no:

•	Circumstances or occurrences that have given or would give rise to violations of E&S and labor Laws or E &S and labor Claims;

•	Social unrest, local population disruption or negative NGO attention due to the project

•	Material social or environmental risks or issues in relation to the Project other than those identified by the E&S Assessment and the Environmental and Social Review Summary.

•	Existing or threatened complaint, order, directive, claim, citation or notice from any Authority.

•	Any written communication from any Person, in either case, concerning the Project’s failure to comply with any matter covered by the Performance Standards;

•	Ongoing or, threatened, strikes, slowdowns or work stoppages by employees of the Borrower or any contractor or subcontractor with respect to the Project;

c)

All information contained in this AMR is true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading.

d)

There have not been any new company activities (eg. expansions, construction works, etc) that could generate adverse environmental effects? And there have been no new ESIA studies, audits, or E&S action plans conducted by or on behalf of (the ClientCompany), with respect to any Environmental or Social standards/regulation/ applicable to the Project that IFC has not been notified of

Signature	Date

AMR SECTION III

SUMMARY OF KEY E&S ASPECTS DURING THE REPORTING PERIOD

This section aims to identify the key E&S progress/activities/incidents during the Reporting period (include Summary of Key Findings for the Reporting Period e.g. non-compliances, significant incidents 2 , social unrest, significant improvements/initiatives regarding E&S performance. Etc).

Project Status

Select the current status of the project and provide a brief description of the developments in relation to the project over the reporting period. For example, has office been started or completed, has new equipment been installed, has business capacity increased, or is the investment in new projects considered?

☐ Design	☐ Construction	☐ Expansion	☐ Operation	☐ Closure	☐ Other (specify)

PS1: Assessment and Management of Environmental and Social Risks and Impacts

Please provide details on the status of any voluntary business/service management systems certification schemes at your company, provide details below?

Not being considered	Future consideration	Planning to implement	Currently implementing	Successfully implemented	Date of certification/ re-certification
☐	☐	☐	☐	☐
☐	☐	☐	☐	☐

Describe any changes in the organizational structure to manage labor and emergency aspects during the reporting period. Describe number of personnel in charge of the relative issues.

Describe the level of environmental and safety training provided to staff. Provide annex with list of topics, hours of training and number of participants.

During the reporting period, are you aware of any events that may have caused damage; brought about injuries or fatalities or other health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created liabilities for your company?     ☐  Yes    ☐  No

Provide details

Describe any ongoing public consultation and disclosure, liaison with non-governmental organizations (NGOs), civil society, local communities or public relations efforts on environmental and social aspects.

[2]

Examples of significant incidents follow. fire, explosion, local population impact, complaint or protest; legal/administrative notice of violation; penalties, fines, negative media attention; labor unrest or disputes; local community concerns.

Briefly describe new initiatives implemented during the reporting period or additional managerial efforts on E&S aspects (e.g. Energy/water savings, sustainability report, waste minimization, etc)

Briefly describe the number and type of comments and/or grievances received by the Company in relation to E& Issues? How many have been resolved and how many are pending? (Please attach a table with grievance redress registry)

Corporate Investment: Have ESIAs and or E&S Due Diligence conducted during the reporting period? (Please provide copies)

PS2. Labor and Working Conditions

Have you changed your Human Resources (HR) policies, procedures or working conditions during the reporting period?     ☐  Yes    ☐  No     Provide details

Provide the following information regarding your workforce:

	# of direct employees	# female direct employees	# employees terminated	# employees hired	# Contractor employees[3]
Full time teaching staff
Part time teaching staff
Full time non-teaching staff
Part time non-teaching staff

[3]	Contractors performing core functions for the Company in the premises of the Company or in the name of the Company

PS3. Resource Efficiency and Pollution Prevention

Energy and Water management:

Units		Annual Consumption				Total
Utility Type		HQ	office 1	office 2	(add columns for additional offices as need)

Grid electricity	MWh

AMR SECTION IV

Action Plan Status and Update

Please update us in the current status of the action plan, define the dates when pending actions will be implemented. Please refer to the initial ESAP for the indicators and deliverables.

Environmental and Social Action Plan (ESAP) Status Report (Client completes this report annually)

Project Name:	Zhangmen Education	Project ID:	42177

Team Name:	CTTVI - TMT, Venture Capital & Funds/Venture Investing	Region:	East Asia and the Pacific

Country:	China	Sector:	T-AC - Other Training

Lead Environmental Specialist (LESS):	Lin Geng Sheng	Social Specialist:	—

Task Title/Description	Anticipated Completion Date	Indicator of Completion*	Completion Date	Status as of DD/MM/YYYY	% Complete
Assign a responsible person dedicated to supporting emergency response at all offices during potential incidents. Responsibilities should be clearly defined and communicated e.g., ensuring all staff are evacuated from the premises.	April 29, 2019	Provide IFC with the fire emergency responsible person (e.g. fire marshal) at each office with role and responsibility agreed with IFC and evidence that the responsibilities are communicated.

Develop and implement a corporate non-discrimination and equal opportunity policy inclusive of that related to anti-harassment (including sexual harassment). Ensure human resource personnel are trained in implementation of the policy and communicate this to staff members (full time and part time), students and parents.	April 29, 2019	Provide IFC with the corporate non-discrimination and equal opportunity policy developed in line with IFC requirements and the related HR staff training record.

AMR SECTION V

Deviation/non-Compliances

The following are the identified deviation/non-compliances identified in reference to the following: (I) IFC’s Performance Standards; (ii) Environmental and Social Action Plan; (iii) Non-compliance with local environmental and social regulations iv) Applicable EHS Guidelines

If there is any Non-compliances/deviations please record and provide additional information if necessary.

Areas of Interests	Non-Compliances Identified	Corrective Action Plan	Status of Completion	Completion Date
IFC’s Performance Standards (PS1-8)

Environmental and Social Action Plan

Local environmental and Social regulations

Please explain the cause and, if appropriate, describe the planned corrective actions to prevent re-occurrence.

AMR SECTION VI

Client’s Feedback

Please check the box that best represent your evaluation of the support received from IFC. On dealing with E&S aspects of the investment, how diligently in your opinion has IFC been able:

Areas of IFC Assistance:	No opinion	Excellen t level of support	Above the expectations	As reasonably expected	Below what was expected	Comments
To help you in the interpretation and applicability of IFC’s Performance Standards	☐	☐	☐	☐	☐

To provide you with guidance for the implementation of the Environmental and Social Action Plan (ESAP)	☐	☐	☐	☐	☐

To share the outcomes of IFC supervision visits to the project and on agreeing in corrective actions	☐	☐	☐	☐	☐

To demonstrate flexibility and creativity to guide the Company’s management of project’s E&S issues.	☐	☐	☐	☐	☐